Wachovia Corporation 301 South College Street Charlotte, NC 28288-0800	WACHOVIA

Management Assertion

As of and for the year ended December 31, 2004, Wachovia Bank, National Association (the Bank) complied in all material respects with the applicable servicing criteria set forth in the Securities and Exchange Comission's Release No.8518, Asset-Backed Securities (Regulation AB) relating to its servicing of auto loans, pursuant to the Sale and Servicing Agreements for the Wachovia Auto Owner Trust 2004-B, except for material non-compliance described in second paragraph below and applicable servicing criteria (1).ii., (1).iii., (2).iii., (2).vi., (4).iii., (4).x., (4).xi., (4).xii. and (4).xiii., which the Company has interpreted as being inapplicable to the servicing of auto loans. We have used the servicing criteria set forth in Regulation AB notwithstanding compliance with such Regulation is not currently required by the Commission.

Management acknowledges a material non-compliance with respect to above referenced servicing criteria (2).Vii. as of and for the period from August 31, 2004 (inception of the Trust), to December 31, 2004. Specifically, the Company did not prepare reconciliations of the Collection Account, Reserve Fund, Yield Supplement Account and Note Payment Account as of and for the period from August 31, 2004 (Inception of the Trust) to December 31, 2004 and therefore did not comply with applicable servicing requirement number (2).vii that (1) reconciliations be prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts, (2) custodial bank account reconciliations be prepared within 30 calendar days after the bank statement cutoff date, (3) custodial bank account reconciliations are reviewed and approved by someone other than the person who prepared the reconciliations, and (4) custodial bank reconciliations contain explanations for reconciling items and that reconciling items are resolved within 90 calendar days of their original identification.

As to noncompliance noted above, management has determined that the above noncompliance did not impact the distributions to investors and the activity in the accounts for the period from August 31, 2004 through December 31, 2004 were in accordance with the provisions of the Indenture dated as of June 1, 2004.

/s/John Gordon Asset Backed Services John Gordon	March 11,2005

/s/Robert Muller Robert Muller Trust Administration	March 11, 2005